Exhibit 21(b)
PPL Electric Utilities Corporation
Subsidiaries of the Registrant
As of December 31, 2006

Company Name	State or Jurisdiction of
Business Conducted under Same Name	Incorporation/Formation

PPL Transition Bond Company, LLC	Delaware